Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED CHINA SERVICES AGREEMENT

by and between

BRISTOL-MYERS SQUIBB COMPANY

and

MEAD JOHNSON NUTRITION COMPANY

Dated as of December 18, 2009

TABLE OF CONTENTS

SECTION 1.	Definitions		1

SECTION 2.	Services.		4

	(a)	Services	4
	(b)	Standard of Performance	4
	(c)	Cooperation	4
	(d)	Return of Information	5

SECTION 3.	Payments; Other BMS Covenants.		5

	(a)	BMS Payments	5
	(b)	MJN Payments	6
	(c)	Other BMS Covenants	6

SECTION 4.	Transfer of BMS Subsidiary Shares.		6

	(a)	BMS Share Transfer	6
	(b)	MJN Share Transfer	7
	(c)	Conditions Precedent	7
	(d)	Commercially Reasonable Efforts	7

SECTION 5.	Termination.		7

	(a)	Termination Date	7
	(b)	Termination of Services and Payments	8
	(c)	Set-Off of Payments	8

SECTION 6.	Miscellaneous.		8

	(a)	DISCLAIMER OF WARRANTIES	8
	(b)	Limitation of Liability.	8
	(c)	No Partnership or Joint Venture; Independent Contractor	9
	(d)	Further Assurances	9
	(e)	Confidentiality	9
	(f)	Interpretation	10
	(g)	Assignment; No Third-Party Beneficiaries	10
	(h)	Entire Agreement	10
	(i)	Counterparts	10
	(j)	Incorporation by Reference	11
	(k)	Tax Matters	11
	(l)	GOVERNING LAW	11

ii

AMENDED AND RESTATED CHINA SERVICES AGREEMENT

This AMENDED AND RESTATED CHINA SERVICES AGREEMENT, dated as of December 1, 2009 (this “Agreement”), is by and between Bristol-Myers Squibb Company, a Delaware corporation (“BMS”), and Mead Johnson Nutrition Company, a Delaware corporation (“MJN”).

W I T N E S S E T H

WHEREAS, MJN was, prior to the Separation Date (as defined below), a wholly owned indirect subsidiary of BMS.

WHEREAS, BMS and MJN entered into that certain Separation Agreement, dated as of January 31, 2009 (the “Separation Agreement”), pursuant to which substantially all of the Mead Johnson Business (as defined below) was transferred under MJN’s control (the “Separation”).

WHEREAS, the Parties entered into the China Services Agreement, dated as of February 10, 2009, in connection with the Separation and now desire to amend and restate such agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and undertakings contained herein and the transactions contemplated by the Separation Agreement, the receipt and sufficiency of which are acknowledged, the Parties hereby mutually agree as follows:

SECTION 1. Definitions. Capitalized terms used and not otherwise defined herein will have the meanings ascribed to such terms in the Separation Agreement. For purposes of this Agreement, the following words and phrases will have the following meanings:

“Actual Distribution Amount” will have the meaning set forth in Section 3(a).

“Actual Distribution Amount Instruction” will have the meaning set forth in Section 3(a).

“Agreement” will have the meaning set forth in the preamble of this Agreement.

“BMS” will have the meaning set forth in the preamble of this Agreement.

“BMS Group Person” will have the meaning set forth in Section 2(a).

“BMS Payment Due Date” will have the meaning set forth in Section 3(a).

“BMS Share Transfer” will have the meaning set forth in Section 4(a).

“BMS Subsidiary” means Mead Johnson Nutritionals (China) Ltd.

“BMS Subsidiary Cash” means, with respect to any date following the Separation Date, the product of (1) the cash held by BMS Subsidiary on such date multiplied by (2) the Ownership Interest.

“BMS Subsidiary Shareholder” means Bristol-Myers Squibb (China) Investment Company Limited, the direct holder of the BMS Subsidiary Shares.

“BMS Subsidiary Shares” means all of the equity interest of the BMS Subsidiary which, as of the date of this Agreement, are held indirectly by BMS and directly by BMS Subsidiary Shareholder.

“BMS Subsidiary Shares Transfer Value” will be equal to the Consideration.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of New York.

“Consent Date” will have the meaning set forth in Section 3(b).

“Consideration” means the fair market value of the BMS Subsidiary Shares as determined by BMS in its sole discretion.

“Contribution” will have the meaning set forth in Section 3(b).

“Contribution Amount” will have the meaning set forth in Section 3(b).

“Contribution Date” will have the meaning set forth in Section 3(b).

“Governmental Approvals” will have the meaning set forth in Section 4(c).

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means the BMS Group or the MJN Group, as applicable.

“Information” means information in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Distribution Date” will have the meaning set forth in Section 3(a).

“Joint Venture Partners” means Guangzhou Development District Commerce & Development Group Company Limited and Guangzhou Light Industry & Trade Group Limited or their respective successors and assigns, as applicable.

“Law” means any law, statute, rule, regulation or other requirement imposed by a Governmental Authority.

“Maximum Distribution Amount” will have the meaning set forth in Section 3(a).

“Maximum Distribution Amount Notice” will have the meaning set forth in Section 3(a).

“Maximum Distribution Amount Notice Date” will have the meaning set forth in Section 3(a).

“MJN” will have the meaning set forth in the preamble of this Agreement.

“MJN Group Person” will have the meaning set forth in Section 2(a).

“MJN Share Transfer” will have the meaning set forth in Section 4(b).

“MJN Subsidiary” will have the meaning set forth in Section 4(b).

“Net Actual Distribution Amount” will have the meaning set forth in Section 3(a).

“Ownership Interest” means the percentage, expressed as a decimal fraction, of BMS Subsidiary’s total amount of registered capital which are held, directly or indirectly, by BMS, which as of the date hereof equals 0.89.

“Separation” will have the meaning set forth in the recitals of this Agreement.

“Separation Agreement” will have the meaning set forth in the recitals of this Agreement.

“Separation Date” means February 10, 2009.

“Services” will have the meaning set forth in Section 2(a).

“Specified Interest Rate” means the annual rate of interest that BMS Subsidiary Shareholder earns on its invested cash balances from time to time.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement dated as of February 4, 2009 between BMS and MJN, as it may be amended from time to time.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Taxing Authority” means any Governmental Authority charged with the determination, collection or imposition of Taxes.

“Termination Date” will have the meaning set forth in Section 5(a).

SECTION 2. Services.

(a) Services. MJN agrees to provide, and cause to be provided by a Person in the MJN Group other than MJN (each, an “MJN Group Person”), to BMS or any Person in the BMS Group other than BMS (each, a “BMS Group Person”), all services, service support and access to assets and resources, including intellectual property, needed from MJN or any MJN Group Person to permit BMS Subsidiary to operate, after the Separation Date, in a manner consistent with MJN’s global strategy, instruction and direction (the “Services”).

(b) Standard of Performance. MJN will use its commercially reasonable efforts to provide, and cause any relevant MJN Group Person to provide, the Services in a manner which is substantially similar in nature, quality and timeliness to the manner in which the Services would be provided to MJN and the MJN Group if the BMS Subsidiary Shares were indirectly held by MJN instead of BMS. BMS acknowledges that MJN’s obligations under this Section 2(b) are contingent upon BMS (i) providing, or causing any relevant BMS Group Person to provide, in a timely manner, all services (on a basis consistent with past practice), information, documentation, materials, resources and access, (ii) making, or causing any relevant BMS Group Person to make, timely decisions, approvals and acceptances, and (iii) taking, or causing any relevant BMS Group Person to take, in a timely manner, such other actions requested by MJN or any relevant MJN Group Person, in each case that MJN or any relevant MJN Group Person (in its reasonable business judgment) believes is necessary or desirable to enable MJN or any relevant MJN Group Person to provide the Services; provided, however, that MJN and any relevant MJN Group Person requests such approvals, information, materials or services with reasonable prior notice to the extent practicable.

(c) Cooperation. The Parties will use good faith efforts to cooperate with each other in connection with the performance of the Services, including producing, on a timely basis, all information that is reasonably requested with respect to the performance of the Services. Such cooperation will include exchanging information, providing electronic access to systems used in connection with the Services and obtaining or granting all consents, licenses, sublicenses or approvals necessary to permit the Services to be provided. The Parties will cooperate with each other in making information available as needed in connection with statutory or governmental compliance issues, whether in the United States or any other country; provided, however, that the provision of such information will be without representation or warranty as to the accuracy or completeness of such information. For the avoidance of doubt, and without limiting any privilege or protection that now or hereafter may be shared by the Parties, neither Party will be required to provide any document if the Party who would provide such document reasonably believes that so doing would waive any privilege or protection (e.g., attorney-client privilege) applicable to such document. Notwithstanding the foregoing provisions of this Section 2(c), the Tax Matters Agreement will govern the relationship between the Parties in respect of any Tax audits or contests.

(d) Return of Information. All Information or other property of MJN or any MJN Group Person that MJN or any MJN Group Person, or any Person working for or through MJN or any MJN Group Person, provides or makes available to BMS or any BMS Group Person in connection with the Services, will remain the property of MJN or the relevant MJN Group Person. As soon as practicable following the Termination Date, BMS will return, and will cause the relevant BMS Group Persons to return, to MJN and the relevant MJN Group Persons, such Information or property, as well as any Information or other property that was under the possession or control of MJN or any MJN Group Person prior to the Separation Date and that was provided or made available to BMS or any BMS Group Person in connection with the Services. Any such Information or property that BMS or the relevant BMS Group Persons cannot return to MJN or the relevant MJN Group Persons but can be destroyed, will be destroyed by BMS or the relevant BMS Group Persons as soon as practicable after the Termination Date.

SECTION 3. Payments; Other BMS Covenants.

(a) BMS Payments. BMS will notify MJN of the maximum amount of after-tax (including withholding tax) BMS Subsidiary Cash (the “Maximum Distribution Amount”) that BMS can cause BMS Subsidiary Shareholder to distribute to its direct parent as frequently as such distributions are permitted by applicable law (each such notice being the “Maximum Distribution Amount Notice” and the date of such notice being the “Maximum Distribution Amount Notice Date”). The Maximum Distribution Amount will be proportional to the maximum amount BMS can cause BMS Subsidiary Shareholder to distribute to its direct parent in respect of the BMS Business. The Maximum Distribution Amount Notice will specify that the date on which BMS will cause up to the Maximum Distribution Amount to be distributed by BMS Subsidiary to BMS Subsidiary Shareholder if MJN so instructs BMS (the “Initial Distribution Date”) will be ten Business Days after the Maximum Distribution Amount Notice Date. MJN will have up to five Business Days following the Maximum Distribution Amount Notice Date to instruct BMS to cause BMS Subsidiary to distribute to BMS Subsidiary Shareholder an amount of BMS Subsidiary Cash that on an after-tax (including withholding tax) basis will not exceed the Maximum Distribution Amount (such amount being the “Actual Distribution Amount” and such instruction being the “Actual Distribution Amount Instruction”). If MJN provides the Actual Distribution Amount Instruction specifying the Actual Distribution Amount to BMS within five Business Days following the Maximum Distribution Amount Notice Date: (i) BMS will cause BMS Subsidiary to distribute the Actual Distribution Amount to BMS Subsidiary Shareholder on the Initial Distribution Date; (ii) MJN will become entitled to receive the after-tax (including withholding tax) Actual Distribution Amount (the “Net Actual Distribution Amount”) from BMS on the Initial Distribution Date; (iii) BMS will have up to 30 days following the Initial Distribution Date to cause BMS Subsidiary Shareholder to (A) distribute the Net Actual Distribution Amount to its direct parent or (B) reinvest the Actual Distribution Amount in the BMS Business (the earlier to occur of (A) and (B) being the “BMS Payment Due Date”); and (iv) BMS will pay MJN on the BMS Payment Due Date an amount equal to the Net Actual Distribution Amount plus interest at the Specified Rate on the Net Actual Distribution Amount from the Initial Distribution Date to the BMS Payment Due Date.

(b) MJN Payments. MJN will notify BMS each time MJN wants BMS to cause BMS Subsidiary Shareholder to contribute cash to BMS Subsidiary in exchange for additional equity interest of BMS Subsidiary issued at a value to be agreed upon by the Parties acting reasonably (each such instance being the “Contribution” and the amount of such Contribution being the “Contribution Amount”) at least 30 days before the date BMS is to cause the Contribution to be made (the “Contribution Date”). MJN will pay BMS the Contribution Amount at least three Business Days before the Contribution Date. BMS will cause the Contribution to be made on the Contribution Date unless all consents required to effect the Contribution are not obtained by the Contribution Date, in which case on the first Business Day following receipt of all such consents (the “Consent Date”). MJN will be entitled to interest at the Specified Interest Rate on any portion of the Contribution Amount not contributed by BMS Subsidiary Shareholder to BMS Subsidiary following the later of the Contribution Date and the Consent Date.

(c) Other BMS Covenants. From the Separation Date to the Termination Date, BMS (i) will cause BMS Subsidiary to operate in a manner consistent with MJN’s global strategy, instruction and direction (subject to the Services being provided), and (ii) will not, and will cause BMS Subsidiary Shareholder not to, transfer, pledge or encumber any of the BMS Subsidiary Shares, except for transfers to (A) BMS Group Persons or (B) MJN or a MJN Group Person pursuant to Section 4 below.

SECTION 4. Transfer of BMS Subsidiary Shares.

(a) BMS Share Transfer. No later than three business days following the satisfaction of the conditions specified in Section 4(c), BMS shall cause (i) BMS Subsidiary Shareholder to sell, assign, transfer, convey and deliver to another Subsidiary of BMS designated by BMS (“New BMS Subsidiary Shareholder”), and (ii) New BMS Subsidiary Shareholder to purchase, acquire and accept from BMS Subsidiary Shareholder, all but not less than all of the BMS Subsidiary Shares in exchange for the Consideration (the “BMS Share Transfer”). For the avoidance of doubt, the conditions specified in Section 4(c)(i) shall include the receipt of all approvals of the State Administration of Foreign Exchange, Shanghai Branch, required for the irrevocable release of the Consideration paid by New BMS Subsidiary Shareholder to the BMS Subsidiary Shareholder’s special foreign exchange account.

(b) MJN Share Transfer. No later than five Business Days in New York City and Singapore following the consummation of the BMS Share Transfer, BMS shall, or shall cause one or more of its Subsidiaries to, sell, assign, transfer, convey and deliver to MJN or a Subsidiary of MJN designated by MJN (“MJN Subsidiary”), and MJN shall, or shall cause MJN Subsidiary to, purchase, acquire and accept from BMS or one or more of its Subsidiaries, as the case may be, all but not less than all of the shares of New BMS Subsidiary Shareholder in exchange for the Consideration (the “MJN Share Transfer”). In the event of a transfer of the shares of New BMS Subsidiary Shareholder to MJN Subsidiary, MJN shall remain jointly and severally liable for the payment of the Consideration.

(c) Conditions Precedent. The obligations of BMS pursuant to Sections 4(a) and 4(b) and the obligations of MJN pursuant to Sections 4(b) are subject to the satisfaction or waiver on or prior to the consummation of the transactions contemplated thereby of the following conditions:

(i) receipt of all consents, registrations, approvals, permits or authorizations (“Government Approvals”) that may be required by any Governmental Authority, including any Taxing Authority, for the consummation of the BMS Share Transfer and the MJN Share Transfer;

(ii) receipt of all consents of the Joint Venture Partners that may be required by the organizational documents of BMS Subsidiary, applicable law or any Governmental Authority, including any Taxing Authority; and

(iii) no applicable law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the BMS Share Transfer or the MJN Share Transfer shall be in effect.

(d) Commercially Reasonable Efforts. The Parties agree to use their commercially reasonable efforts to ensure that the conditions specified in Section 4(c) are satisfied as promptly as practicable after the date of this Agreement.

SECTION 5. Termination.

(a) Termination Date. This Agreement will remain in effect until the earlier of (i) the effective date on which BMS and MJN agree in writing to terminate this Agreement, and (ii) the effective date of the MJN Share Transfer (the earlier date being the “Termination Date”).

(b) Termination of Services and Payments. MJN will cease, and cause the relevant MJN Group Persons to cease, providing the Services as of the Termination Date. The payments contemplated in Section 3 will cease effective as of the Termination Date. The net present value of such terminated payments, which the Parties agree will be exactly equal to the BMS Subsidiary Shares Transfer Value, will be paid by BMS to MJN on the date that the MJN Share Transfer is effected.

(c) Set-Off of Payments. BMS and MJN hereby agree to set off the payment required by Section 5(b) against the Consideration, and agree that such set-off shall irrevocably satisfy and extinguish both payment obligations, irrespective of whether the MJN Share Transfer is made to MJN or to MJN Subsidiary.

SECTION 6. Miscellaneous.

(a) DISCLAIMER OF WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, MJN MAKES NO AND DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, WITH RESPECT TO THE SERVICES, TO THE EXTENT PERMITTED BY APPLICABLE LAW. MJN MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

(b) Limitation of Liability.

(i) Each Party acknowledges and agrees that the obligations of the other Party hereunder are exclusively the obligations of such other Party and are not guaranteed directly or indirectly by such other Party’s stockholders, members, managers, officers, directors, agents or any other Person. Except as otherwise specifically set forth in the Separation Agreement, and subject to the terms of this Agreement, each Party will look only to the other Party and not to any manager, director, officer, employee or agent for satisfaction of any claims, demands or causes of action for damages, injuries or losses sustained by any Party as a result of the other Party’s action or inaction.

(ii) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OTHER MEMBER OF THE BMS GROUP OR THE MJN GROUP BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY THE OTHER PARTY OR ANY OTHER MEMBER OF THE BMS GROUP OR THE MJN GROUP, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER.

(c) No Partnership or Joint Venture; Independent Contractor. Nothing contained in this Agreement will constitute or be construed to be or create a partnership or joint venture between the Parties, or any member of the BMS Group or the MJN Group, or any of their successors or assigns. The Parties understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No Party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other Party, or to bind any other Party in any manner whatsoever. The Parties expressly acknowledge that MJN is an independent contractor with respect to BMS in all respects, including with respect to the provision of the Services.

(d) Further Assurances. From time to time, each Party will use its commercially reasonable efforts to take or cause to be taken, at the cost and expense of the requesting Party, such further actions as may be reasonably necessary to consummate or implement the transactions contemplated hereby or to evidence such matters.

(e) Confidentiality. Subject to the immediately following sentence of this Section 6(e), each Party, on behalf of itself and the other members of its Group, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to such Party’s confidential and proprietary information pursuant to policies in effect as of the date hereof, all Information concerning the other Party and its Subsidiaries that is either in its possession (including Information in its possession prior to the date hereof) or furnished by the other Party, the other members of its Group, or their respective directors, officers, managers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or otherwise, and will not use any such Information other than for such purposes as will be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such Party or the other members of its Group or any of their respective directors, officers, managers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such Party (or any other member of its Group) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference or prior access to any proprietary or confidential Information of the other Party. In the event that any Party or any other member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law (including pursuant to any rule or regulation of any Governmental Authority) or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party (or another member of that other Party’s Group) that is subject to the confidentiality provisions hereof, such Party will notify the other Party prior to disclosing or providing such Information and will cooperate at the expense of such other Party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such Information)

requested or required by such other Party. Subject to the foregoing, the Party that received such a request or determined that it is required to disclose Information may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority; provided, however, that such Party provides the other Party upon request with a copy of the Information so disclosed.

(f) Interpretation. For all purposes of this Agreement: (i) the terms defined in Section 1 have the meanings assigned to them in Section 1(a) and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles; (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement; (iv) pronouns of either gender or neuter will include, as appropriate, the other pronoun forms; (v) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; (vi) “or” is not exclusive; (vii) “including” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to”, respectively; (viii) “may not” is not prohibitive and not permissive; (ix) “Party” or “Parties” refer to a party or the parties to this Agreement unless otherwise indicated; (x) any definition of, or reference to, any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (xi) any definition of, or reference to, any statute will be construed as referring also to any rules and regulations promulgated thereunder.

(g) Assignment; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights and obligations of the Parties may be assigned by any Party without the prior written consent of the other Party. Subject to the first sentence of this Section 6(g), this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns and no other Person will have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 6(g) will be void.

(h) Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

(i) Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means will be effective as delivery of a manually executed counterpart of this Agreement.

(j) Incorporation by Reference. Article VIII and Article XI (except Sections 11.01, 11.02, 11.03, 11.04, 11.15 and 11.17) of the Separation Agreement are incorporated herein by reference, mutatis mutandis, as if set forth herein.

(k) Tax Matters. Except as otherwise set forth herein, the Tax Matters Agreement embodies the entire understanding between the Parties relating to (i) the responsibility for the preparation and filing of Tax Returns, and (ii) the liability for Taxes, all or a portion of which may arise as a result of or in connection with the transactions contemplated by this Agreement.

(l) GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY,

by	/s/ Gary Lewbel
	Name:	Gary Lewbel
	Title:	Vice President

MEAD JOHNSON NUTRITION COMPANY,

by	/s/ William P’Pool
	Name:	William P’Pool
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Amended and Restated China Services Agreement]